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CONTACTS: Richard M. Ubinger                          June Filingeri
          Vice President of Finance,                  President
          Chief Financial Officer and Treasurer       Comm-Partners LLC
          (412) 257-7606                              (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

                 UNIVERSAL STAINLESS REPORTS 2008 SECOND QUARTER
           RESULTS - Record Sales of $63.5 Million and Diluted EPS of
                            $0.77 Exceed Forecast -
                        - Backlog Rises to 10% to $97 Million -


     BRIDGEVILLE, PA, July 24, 2008 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the second quarter of 2008 were $63.5 million compared with $62.1 million reported in the second quarter of 2007. Net income for the second quarter of 2008 was $5.3 million, or $0.77 per diluted share, compared with $5.9 million, or $0.87 per diluted share, in the second quarter of 2007.

     The results for the second quarter of 2008 exceeded the Company's forecast of sales in the range of $55 to $60 million and diluted EPS in the range of $0.70 to $0.75.

     Net income for the second quarters of both 2008 and 2007 included net inventory charges before tax of $1.5 million ($0.15 per diluted share) and $1.0 million ($0.10 per diluted share), respectively, for increased reserves related to declines in nickel prices at the end of each quarter. Net income for the second quarter of 2007 also included the effect of a pre-tax charge of $800,000, equivalent to $0.08 per diluted share, related to a legal settlement.

     The Company's tax rate for the second quarter of 2008 was 33% compared to 35% in second quarter of 2007. The benefit of this rate change was equivalent to $0.02 per diluted share in the 2008 second quarter.

     For the first six months of 2008, sales rose 2% to $120.3 million while net income was $10.0 million, or $1.47 per diluted share, compared with $12.6 million, or $1.87 per diluted share, in the same period of 2007.

     Cash flow from operations was $4.7 million for the second quarter of 2008 and capital expenditures were $2.3 million. Inventories were $72.4 million, an increase of $6.9 million from the 2008 first quarter, as a result of increased order entry activity. This increase was substantially offset by an increase in accounts payable. Accounts receivable remained level sequentially due to improved collections.

     President and CEO Dennis Oates commented: "The record sales we achieved in the second quarter led to better than forecasted EPS. Driving our results were higher sales to the power generation market combined with record sales to the petrochemical market and tool steel to service centers. In fact, our sales of tool steel rose 28% from the strong first quarter, mainly due to high demand for heavy equipment to support global infrastructure investments and major metal fabrication markets. While aerospace demand remains strong, our sales to the aerospace market were 6% below the first quarter of 2008 as service centers and their customers moved to the sidelines in anticipation of a further reduction in the cost of nickel. Based on their current inventory levels, we continue to expect service center order entry will begin to pick up in the second half of the year."

     Mr. Oates continued: "We remained focused on improving customer service levels and our operational efficiency in the second quarter. The relocation of our bar finishing equipment to Dunkirk is underway, the new high temperature annealing equipment in Dunkirk is up and running with increased utilization expected, and the capital improvements to our melt shop are moving forward on schedule. We are also continuing to energize and strengthen our sales effort, which has contributed to the solid increase in our backlog."

     Mr. Oates concluded: "We plan to continue our progress in the third quarter as we work towards further accelerating our growth."

Segment Review
--------------

     For the second quarter of 2008, the Universal Stainless & Alloy Products segment had sales of $53.1 million and operating income of $5.6 million, yielding an operating margin of 11%. This compares with sales of $55.1 million and operating income of $5.8 million, or 11% of sales, in the second quarter of 2007. The 2008 second quarter included a $1.2 million increase to its lower of cost or market reserve primarily related to the decline in nickel prices at the end of the quarter. The second quarter of 2007 also included an inventory adjustment as well as the pre-tax effect of a legal settlement aggregating $1.3 million. In the first quarter of 2008, sales were $48.2 million and operating income was $4.9 million, or 10% of sales.

     Segment sales were down 4% from the second quarter of 2007 primarily due to an 8% decline in tons shipped partially offset by favorable shifts in the product mix. Specifically, higher shipments of tool steel plate to service centers partially offset lower shipments of semi-finished products to forgers and rerollers, including Dunkirk, and of bar products to service centers. The shift in product mix increased the second quarter 2008 operating margin, before the effect of the inventory adjustments, compared with the prior year second quarter.

     Segment sales increased 10% over the first quarter of 2008 even though tons shipped declined 7%. This was due to increased shipments to forgers and of bar products and tool steel plate to service centers, offset by lower shipments to rerollers, including Dunkirk. The improved product mix led to the sequential improvement in the operating margin.

     The Company noted that it is negotiating a new collective bargaining agreement that covers the hourly employees at its Bridgeville facility. The current agreement expires on August 31, 2008.

     The Dunkirk Specialty Steel segment reported sales of $21.2 million and operating income of $2.1 million for the second quarter of 2008, resulting in an operating margin of 10%, which included a $259,000 increase to its lower of cost or market reserve and no FIFO benefit. That compares with sales of $21.3 million and operating income of $3.7 million, or 17% of sales, in the second quarter of 2007, which included an estimated FIFO benefit of $1.2 million offset by $492,000 of costs related to the inventory adjustment attributable to the segment. In the first quarter of 2008, sales were $20.1 million and operating income was $2.8 million, or 14% of sales, and included a FIFO charge of $157,000.

     Dunkirk's sales declined 1% while tons shipped increased 4% compared with the second quarter of 2007. Higher shipments of rod and wire products to service centers and OEMs, and of finished bar products to OEMs, offset lower shipments of vacuum-arc remelted finished bar products to service centers. Selling prices and operating margins declined from the second quarter of 2007 due to product mix and the effect of lower nickel prices on surcharges assessed.

     Dunkirk's sales rose 6% and tons shipped increased 4% over the first quarter of 2008 due to increased shipments in all categories, except rod and wire products to service centers. The operating margin was lower than in the 2008 first quarter mainly due to the effect of the inventory adjustment on the most recent period.

Business Outlook
----------------

The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

     The Company estimates that sales for the third quarter of 2008 will range from $60 to $65 million and that diluted EPS will range from $0.78 to $0.83. This does not include any expense related to the relocation of the round bar finishing facility from Bridgeville to Dunkirk discussed below. In the third quarter of 2007, sales were $62.0 million and diluted EPS was $0.81. Results in the prior year third quarter included a charge of $1.4 million, equivalent to $0.14 per diluted share, for an increase to the Company's inventory reserve, mainly due to a continued decline in nickel prices in the quarter. This was offset by an estimated FIFO benefit of $1.5 million, equivalent to $0.15 per diluted share, at the Dunkirk segment.

     The following factors were considered in developing the estimates for the third quarter of 2008:

o The Company's total backlog at June 30, 2008 rose to $97 million from $88 million at March 31, 2008. The increased backlog is primarily attributable to demand for the company's tool steel plate and electro-slag remelted products.

o Sales from the Dunkirk Specialty Steel segment are expected to approximate $19 million in the third quarter of 2008, while pounds shipped are expected to match the prior year period. It is assumed that there will be no FIFO benefit or charge at the Dunkirk operation.

o The cost to relocate the round bar finishing facility from Bridgeville to Dunkirk is $800,000, equivalent to $0.08 per share. No costs were expensed during the 2008 second quarter. Management expects the relocation project to be complete and all costs recognized by September 30.

Webcast
-------

     A simultaneous Webcast of the Company's conference call discussing the second quarter of 2008 and the third quarter outlook, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company's website at www.univstainless.com, and thereafter archived on the website. A telephone replay of the conference call will be available beginning at 12:00 noon (Eastern) today and continuing through July 31st. It can be accessed by dialing 706-645-9291, passcode 54242860. This is a toll call.

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor
---------------------------------------

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


                          - FINANCIAL TABLES FOLLOW -

                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                              FINANCIAL HIGHLIGHTS
              (Dollars in thousands, except per share information)
                                   (Unaudited)

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                              For the Quarter Ended           For the Six-Months Ended
                                                   June 30,                          June 30,
                                              2008            2007             2008            2007
                                              ----            ----             ----            ----
     Net Sales
Stainless steel                           $   43,760     $   45,128      $   85,788      $   84,698
Tool steel                                    11,659          6,444          20,766          13,541
High-strength low alloy steel                  2,934          7,572           6,945          13,806
High-temperature alloy steel                   3,344          2,355           4,490           5,100
Conversion services                              448            492             973             981
Other                                          1,337             65           1,365             169
                                             -------        -------       ---------       ---------
    Total net sales                           63,482         62,056         120,327         118,295
Cost of products sold                         53,018         49,442          99,797          92,462
Selling and administrative expenses            2,634          3,407           5,709           5,961
                                             -------       --------       ---------       ---------
    Operating income                           7,830          9,207          14,821          19,872
Interest expense                                 (27)          (195)            (55)           (422)
Other income                                      62              6             149              10
                                             -------        --------       --------       ---------
    Income before taxes                        7,865          9,018          14,915          19,460
Income tax provision                           2,595          3,156           4,922           6,811
                                             -------        --------       ----------     ---------
    Net income                             $   5,270    $     5,862           9,993          12,649
                                             =======        ========       ==========     =========

Earnings per share - Basic                 $    0.79    $      0.88      $     1.49    $       1.91
                                             =======        ========       ==========     =========
Earnings per share - Diluted               $    0.77    $      0.87      $     1.47            1.87
                                             =======        ========       ==========     =========

Weighted average shares of
Common Stock outstanding
    Basic                                  6,707,523      6,642,655       6,685,368       6,631,981
    Diluted                                6,819,546      6,774,586       6,795,514       6,767,871

                                            MARKET SEGMENT INFORMATION

                                              For the Quarter Ended         For the Six-Months Ended
                                                    June 30,                       June 30,
                                              2008           2007            2008              2007
                                              ----           ----            ----              ----
     Net Sales
Service centers                            $  33,850     $   32,598       $  63,084      $   61,703
Forgers                                       11,142         13,744          20,160          26,318
Rerollers                                      9,240          8,658          20,479          15,850
Original equipment manufacturers               5,795          4,540          11,236           9,417
Wire redrawers                                 1,692          2,015           3,061           3,913
Conversion services                              448            492             973             981
Other                                          1,315              9           1,334             113
                                             -------       --------       ---------        --------
    Total net sales                        $  63,482     $   62,056       $ 120,327       $ 118,295
                                             =======       ========       =========        ========
Tons shipped                                  11,423         11,327          23,190          22,484
                                             =======       ========       =========        ========

                            BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment


                                              For the Quarter Ended           For the Six-Months Ended
                                                      June 30,                       June 30,
                                               2008           2007            2008           2007
                                               ----           ----            ----           ----
     Net Sales
Stainless steel                          $    28,901     $   30,804       $  56,211      $   55,800
Tool steel                                    11,278          6,111          19,702          12,270
High-strength low alloy steel                  1,114          3,822           2,227           7,822
High-temperature alloy steel                     929            916           1,498           2,146
Conversion services                              296            325             653             652
Other                                          1,262             36           1,272             122
                                             -------        -------       ---------        --------
                                              43,780         42,014          81,563          78,812
Intersegment                                   9,312         13,080          19,727          24,447
                                             -------        -------       ---------        --------

    Total net sales                           53,092         55,094         101,290          03,259
Material cost of sales                        28,654         29,684          51,993          50,915
Operation cost of sales                       16,936         17,033          34,726          35,050
Selling and administrative expenses            1,869          2,571           4,007           4,289
                                             -------        -------       ---------        --------

    Operating income                       $   5,633    $     5,806      $   10,564      $   13,005
                                             =======        =======       =========        ========

Dunkirk Specialty Steel Segment
                                              For the Quarter Ended           For the Six-Months Ended
                                                     June 30,                       June 30,
                                               2008           2007            2008           2007
                                               ----           ----            ----           ----
     Net Sales
Stainless steel                            $  14,859     $   14,324       $  29,577      $   28,898
Tool steel                                       381            333           1,064           1,271
High-strength low alloy steel                  1,820          3,750           4,718           5,984
High-temperature alloy steel                   2,415          1,439           2,992           2,954
Conversion services                              152            167             320             329
Other                                             75             29              93              47
                                             -------        -------       ---------        --------
                                              19,702         20,042           8,764          39,483
Intersegment                                   1,474          1,279           2,462           2,278
                                             -------        -------       ---------        --------

    Total net sales                           21,176         21,321          41,226          41,761
Material cost of sales                        13,126         12,048          24,965          23,244
Operation cost of sales                        5,159          4,719           9,648           9,306
Selling and administrative expenses              765            836           1,702           1,672
                                             -------        -------       ---------        --------
    Operating income                       $   2,126    $     3,718      $    4,911     $     7,539
                                             =======        =======       =========        =========

                                                CONSOLIDATED BALANCE SHEET


                                                 June 30,      December 31,
                                                    2008              2007
                                                    ----              ----
     Assets

Cash                                          $   13,067     $      10,648
Accounts receivable, net                          34,634            27,501
Inventory                                         72,399            65,572
Other current assets                               5,581             5,537
                                              ----------       -----------

  Total current assets                           125,681           109,258
Property, plant & equipment, net                  57,357            54,271
Other assets                                         920               767
                                              ----------       -----------

  Total assets                                $  183,958      $    164,296
                                              ==========      ============

   Liabilities and Stockholders' Equity

Trade accounts payable                        $   20,819      $     13,983
Outstanding checks in excess of bank balance       3,912             2,064
Accrued employment costs                           4,941             5,307
Current portion of long-term debt                    395               383
Other current liabilities                          1,004             1,600
                                              ----------      ------------

  Total current liabilities                       31,071            23,337
Long-term debt                                     1,247             1,453
Deferred taxes                                    10,399             9,904
                                              ----------      ------------

  Total liabilities                               42,717            34,694
Stockholders' equity                             141,241           129,602
                                              ----------      ------------

  Total liabilities and stockholders' equity  $  183,958      $    164,296
                                              ==========      ============

                    CONSOLIDATED STATEMENT OF CASH FLOW DATA
                     For the Six-month Period Ended June 30,


                                                             2008          2007
                                                             ----          ----
Cash flows provided by operating activities:
  Net income                                           $    9,993    $  12,649
  Adjustments to reconcile to net cash
    provided by operating activities:
      Depreciation and amortization                         2,008        1,822
      Deferred tax increase (decrease)                        304           (31)
      Stock based compensation expense                        413           208
      Tax benefits from share-based
         payment arrangements                                 (51)          (98)
  Changes in assets and liabilities:
      Accounts receivable, net                             (7,133)       (5,849)
      Inventory                                            (6,827)       (9,558)
      Trade accounts payable                                6,836         5,182
      Accrued employment costs                               (366)          806
      Other, net                                              216           166
                                                        ---------     ---------
Cash flow provided by operating activities                  4,933         4,126
                                                        ---------     ---------
Cash flow used in investing activities:
  Capital expenditures                                     (5,401)       (2,906)
                                                        ---------     ---------
Cash flow used in investing activities                     (5,401)       (2,906)
                                                        ---------      --------
Cash flows used in financing activities:
  Revolving credit net repayments                               -        (8,174)
  Long-term debt repayments                                  (194)       (1,180)
  Net change in outstanding checks in excess
    of bank balance                                          1,848        4,129
  Proceeds from issuance of common stock                       722          975
  Tax benefits from share-based payment
arrangements                                                   511          982
                                                        ----------     --------
Cash flow provided by (used in) financing
    activities                                               2,887       (3,268)
                                                        ----------      -------

    Net cash flow                                      $     2,419    $  (2,048)
                                                        ==========    =========